EXHIBIT 99.1

Regal Entertainment Group Announces Proposed Sale of $125 Million,
Five-Year Senior Convertible Notes

Knoxville, Tennessee—May 19, 2003—Regal Entertainment Group (NYSE: RGC), today announced that it intends to offer, subject to market and other conditions, approximately $125 million aggregate principal amount of convertible senior notes due 2008 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and in offshore transactions in reliance on Regulation S under the Securities Act. The interest rate, conversion rate and offering price are to be determined by negotiations between Regal and the initial purchaser of the notes.

        Regal stated that it expects to grant the initial purchaser a 13-day option to purchase up to an additional $25 million principal amount of notes.

        Regal plans to use a majority of the net proceeds to pay a portion of an extraordinary dividend to its stockholders in the range of approximately $4.35 to $4.55 per share of its Class A and Class B common stock, subject to board approval. Regal also intends to use a portion of the net proceeds to enter into convertible note hedge and warrant transactions with respect to its Class A common stock to reduce the potential dilution from conversion of the notes. Regal also intends to obtain an additional term loan facility of approximately $315 million, make a draw on its revolving credit facility of approximately $13 million and use approximately $190 million of cash on hand to fund the extraordinary dividend. If the extraordinary dividend is paid, Regal expects that the amount of any future quarterly dividends will be reduced from the current $0.15 to $0.12 per share.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Forward-looking Statements

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein may constitute forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the company's expectations are disclosed in the risk factors contained in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2003. All forward-looking statements are expressly qualified in their entirety by such factors.

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Financial Contacts:	Media Contact:
Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President—Investor Relations	Senior Vice President—Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com